EXHIBIT 10.2

EMPLOYMENT AGREEMENT

BETWEEN

STEPHEN LIGHT

AND

FLOW INTERNATIONAL CORPORATION

EMPLOYMENT AGREEMENT

BETWEEN

STEPHEN LIGHT

AND

FLOW INTERNATIONAL CORPORATION

i

Table of Contents

(continued)

ii

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), by and between FLOW INTERNATIONAL CORPORATION, a Washington corporation (the “Company”), and STEPHEN LIGHT (the “Executive”) is made and is effective as of this 25th day of November, 2002 (the “Employment Date”). In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

2. Period of Employment. The term “Period of Employment” shall mean the period which commences on the Employment Date and, unless earlier terminated pursuant to Section 6, ends on April 30, 2005; provided, however, that the Period of Employment shall automatically be extended on a day-by-day basis effective on and after May 1, 2003 (so that the remaining term shall always be two (2) years) until such date as either the Company or the Executive shall have terminated this automatic extension provision by giving written notice to the other.

3. Duties During the Period of Employment.

3.1 Duties. For the period beginning on the Employment Date and ending on December 31, 2002, the Executive shall render such services to the Company as the Company and the Executive mutually agree. Effective as of January 1, 2003 (the “Commencement Date”), and continuing through the Period of Employment, the Executive shall be employed as the President and Chief Executive Officer of the Company with overall charge and responsibility for the business and affairs of the Company. The Executive shall report directly to the Company’s Board of Directors (the “Board”) and to the Chairman of the Board and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. The Company shall make all reasonable efforts to cause the Executive to be elected to the Board not later than the 2003 annual meeting of the Company’s stockholders. On or prior to the first anniversary of the Commencement Date, the Board shall consider whether it is then appropriate to appoint the Executive as the Chairman of the Board in light of the Company’s and the Executive’s performance following the Commencement Date, then-current corporate governance practices, and such other factors as the Board, in its discretion, shall deem appropriate.

3.2 Scope. From and after the Commencement Date and continuing through the Period of Employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach occasional courses or seminars at educational institutions, or (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any significant respect, with the Executive’s responsibilities hereunder.

4. Compensation and Other Payments.

4.1 Salary. For the period beginning on the Employment Date and ending on December 31, 2002, the Company shall pay the Executive a base salary (“Base Salary”) at the rate of ten thousand dollars ($10,000) per month, payable in accordance with the Company’s executive payroll practice. From and after the Commencement Date and continuing through the Period of Employment, the Executive’s Base Salary shall increase to an annualized rate of not less than four hundred and fifty thousand dollars ($450,000) per year (the “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Company’s executive payroll practice. The Base Salary shall be reviewed by the Compensation Committee of the Board of the Company (the “Committee”) as soon as practicable after the end of each full fiscal year during the Period of Employment, beginning with the fiscal year which commences on May 1, 2003. Based upon such reviews, the Committee may increase, but shall not decrease, the Base Salary. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

4.2 Annual Bonuses. Beginning with the Company’s fiscal year which commences on May 1, 2003, as soon as practicable after the end of each fiscal year, the Committee shall review the Executive’s performance under this Agreement as part of the Executive’s participation under the appropriate bonus plan of the Company as in effect from time to time. The performance measures applicable to the Executive’s bonus opportunity for the fiscal year of the Company beginning on May 1, 2003 shall be set by reasonable, good faith agreement of the Board and the Executive within ninety (90) days of the Commencement Date. The performance measures applicable to the Executive’s bonus opportunity for each subsequent fiscal year of the Company during the Period of Employment shall be set by reasonable, good faith agreement of the Board and the Executive prior to the commencement of the applicable fiscal year. The Executive’s annual bonus shall be at a target of no less than sixty percent (60%) of the Executive’s Base Salary (the “Target Bonus”). One-half (1/2) of any bonus payable to the Executive pursuant to this Section 4.2 shall be paid in deferred restricted stock units corresponding to shares of Company stock, calculated using the fair market value (as determined under the Plan (as defined in Section 4.3.1)) of such stock on the date of grant. Anything in the foregoing to the contrary notwithstanding, the Executive’s bonus for calendar year 2003 shall be not less than thirty percent (30%) of the Executive’s Base Salary, but such minimum bonus amount shall be paid entirely in deferred restricted stock units corresponding to shares of Company stock calculated as set forth above. The Executive shall be paid his annual bonus, if any, no later than other senior executives of the Company are paid their annual bonuses.

4.3 Initial Equity Awards.

4.3.1 Stock Options. As of the Employment Date, the Company shall grant the Executive a ten (10)-year stock option grant with respect to two hundred thousand (200,000) shares of the Company’s stock under the Company’s 1995 Long-Term Incentive Compensation Plan (the “Plan”), which shall vest and become exercisable in substantially equal monthly increments as to one-forty eighth (1/48th) of such shares commencing on February 1, 2003 and continuing on the first day of each of the forty-seven (47) calendar months thereafter; provided that each monthly tranche shall vest only if the Executive is employed by the

Company on that tranche’s vesting date, except as otherwise provided in this Agreement. The exercise price for this option shall be the fair market value per share of the Company’s stock (determined pursuant to the Plan) as of the Employment Date. To the maximum extent permissible under the applicable federal income tax provisions in light of the foregoing vesting schedule, this option shall be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

4.3.2 Deferred Restricted Stock Units. As of the Commencement Date, the Company shall grant the Executive an award of deferred restricted stock units corresponding to one hundred thousand (100,000) shares of Company stock. Such award shall vest in substantially equal monthly increments as to one-sixtieth (1/60th) of such units commencing on February 1, 2003 and continuing on the first day of each of the fifty-nine (59) calendar months thereafter; provided that each monthly tranche shall vest only if the Executive is employed by the Company on that tranche’s vesting date, except as otherwise provided in this Agreement. On the January 1 following the second anniversary of each vesting date (as illustrated in the schedule on Appendix A hereto), one share of Company stock for each vested unit shall be distributed to the Executive, unless such distribution is further deferred by the Executive not later than the second December 31 following the vesting date (as illustrated in the schedule on Appendix A hereto). Unless otherwise agreed to by the Executive and the Company, the Company shall, within ten (10) days after termination of the Executive’s employment for any reason, deliver to the Executive one share of Company stock for each vested deferred restricted stock unit for which stock has not yet been distributed to the Executive.

4.4 Performance-Based Equity Awards.

4.4.1 Deferred Restricted Stock Units. Within ninety (90) days after the Commencement Date, the Company shall grant the Executive an award of deferred restricted stock units corresponding to forty-five thousand (45,000) shares of Company stock. Such award shall vest only if and to the extent that the performance targets for the fiscal year beginning May 1, 2003 (as agreed upon by the Executive and the Company reasonably and in good faith within ninety (90) days of the Commencement Date) are achieved. The measurement of such performance shall occur no later than June 15, 2004 and vesting, if applicable, shall occur effective as of April 30, 2004. Within ninety (90) days prior to each of the fiscal years beginning in 2004, 2005 and 2006, the Company shall grant the Executive an award of deferred restricted stock units corresponding to forty-five thousand (45,000) shares of Company stock. Each of such awards shall vest only if and to the extent that the performance targets for the applicable fiscal year (as agreed upon by the Executive and the Company reasonably and in good faith prior to the commencement of each such fiscal year) are achieved. The measurement of such performance shall occur no later than forty-five (45) days after the end of each such fiscal year and vesting, if applicable, shall occur effective as of each such year end; provided that each grant made under this subsection 4.4.1 shall vest only if the Executive is employed by the Company on that grant’s vesting date, except as otherwise provided in this Agreement. The performance-based vesting arrangements established by the parties may include provision for partial vesting based upon less than complete achievement of the target levels of performance for one or more designated criteria. On the January 1 following the second anniversary of each vesting date one share of stock for each vested unit shall be distributed to the Executive, unless such distribution is further deferred by the Executive by the second December 31 following the applicable vesting date. Unless otherwise agreed to by the Executive and the Company, the Company shall, within ten (10) days after termination of the Executive’s employment for any reason, deliver to the Executive one share of Company stock for each vested deferred restricted stock unit for which stock has not yet been distributed to the Executive.

4.4.2 Stock Options. Within ninety (90) days after the Commencement Date, and within ninety (90) days prior to each of the fiscal years beginning in 2004, 2005 and 2006, the Company shall grant the Executive a ten (10)-year stock option grant with respect to twenty-one thousand two hundred fifty (21,250) shares of the Company’s stock under the Plan), which shall fully vest on the date that is nine (9) years and eleven (11) months after the respective date of grant but shall vest earlier if, and only if, and to the extent that the performance targets for the particular grant (as agreed upon by the Executive and the Company reasonably and in good faith prior to the respective date of grant) are achieved; provided that each grant shall vest only if the Executive is employed by the Company on that grant’s vesting date, except as otherwise provided in this Agreement. The exercise price for each such option shall be the fair market value per share of the Company’s stock (determined pursuant to the Plan) as of the date of such grant.

4.5 Inducement. In order to induce the Executive to enter into this Agreement, on the Commencement Date the Company shall grant the Executive an award of deferred restricted stock units corresponding to fifty thousand (50,000) shares of Company stock. Such grant shall be fully vested as of the Commencement Date; provided that such award shall be forfeited if, prior to July 1, 2003, the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive’s resignation without Good Reason. Unless such a forfeiture occurs, the Company shall, on January 1, 2006 distribute to the Executive one (1) share of Company stock for each such vested unit, unless such distribution is further deferred by the Executive not later than December 31, 2004. Unless otherwise agreed to by the Executive and the Company, the Company shall, within ten (10) days after termination of the Executive’s employment for any reason, deliver to the Executive one (1) share of Company stock for each vested and unforfeited deferred restricted stock unit for which stock has not yet been distributed to the Executive.

4.6 Acceleration of Distribution of Shares. Any other provision of this Agreement to the contrary notwithstanding, in connection with a Business Combination (as defined in subsection 8.1.3, below), the Company may, in its discretion, distribute to the Executive one share of Company stock for each of the Executive’s vested deferred restricted stock units, so that the Executive’s equity interest represented by such units participates in the Business Combination.

4.7 Payment of Professional Fees. The Company shall pay all statements rendered to the Company by the Executive’s attorneys, accountants and other advisors for reasonable fees and expenses in connection with the negotiation and preparation of this Agreement, subject to a limit of fifteen thousand dollars ($15,000) for such expenses.

5. Other Executive Benefits.

5.1 Regular Reimbursed Business Expenses. Subject to the Executive’s compliance with the policies and procedures approved by the Board and applicable to all senior executives of the Company, the Company shall promptly reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment.

5.2 Benefit Plans. The Executive and his eligible family members shall be entitled, subject to any normally applicable waiting periods and eligibility criteria, to participate, on terms no less favorable to the Executive than the terms offered to other senior executives of the Company, in any group and/or executive life, hospitalization or disability insurance plan, health program, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits (it being understood that items such as stock options and other equity awards are not fringe benefits) of the Company (collectively referred to as the “Benefits”). In the event that any health programs or insurance policies applicable to the Benefits provided hereunder contain a preexisting conditions clause, the Company shall reimburse the Executive for any COBRA premiums on a tax grossed-up basis. Anything contained herein to the contrary notwithstanding, the Benefits described herein shall not duplicate benefits made available to the Executive pursuant to any other provision of this Agreement.

5.3 Relocation. The Company shall reimburse the Executive for reasonable costs of relocation of the Executive and his family to the Seattle metropolitan area up to a maximum total outlay by the Company of one hundred and twenty thousand ($120,000) dollars. The identification of the specific types of relocation expenses qualifying for reimbursement will be determined jointly by the Board and the Executive reasonably and in good faith. The Company shall also reimburse the Executive, with a gross-up payment for taxes, for reasonable temporary living expenses, as determined jointly by the Board and the Executive in good faith, (including reasonable travel expenses between the Executive’s primary residence as of the Employment Date and the Seattle metropolitan area) for the Executive and his family in the Seattle metropolitan area for a period not to extend beyond June 30, 2003.

5.4 Perquisites. In lieu of the provision of other perquisites and benefits not specifically provided for the Executive hereunder, the Company shall pay the Executive the amount of two thousand five hundred dollars ($2,500) per month.

5.5 Vacation. The Executive shall be entitled to four (4) weeks of vacation in each calendar year during the Period of Employment, prorated for any partial calendar year.

6. Termination.

6.1 Death. This Agreement and the Period of Employment shall terminate automatically upon the Executive’s death.

6.2 Disability. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt by the Executive of such notice given at any time after a period of one hundred twenty (120) consecutive days of Disability or a period of one hundred eighty (180) days of Disability within any twelve (12) consecutive months, and, in either case, while such Disability is continuing (“Disability Effective Date”); provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the Executive’s inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the Executive or, if the Company and the Executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive; provided, however, that if such physicians cannot agree upon a third physician within thirty (30) days, such third physician shall be designated by the American Arbitration Association. Until the Disability Effective Date, the Executive shall be entitled to all compensation provided for under Section 4 hereof. It is understood that nothing in this Section 6.2 shall serve to limit the Company’s obligations under Section 7.1.

6.3 By the Company for Cause. During the Period of Employment, the Company may terminate the Executive’s employment immediately for “Cause.” For purposes of this Agreement, “Cause” means (i) the willful failure by the Executive to perform his duties hereunder, as reasonably requested by the Board as documented in writing to the Executive, (after the provision to the Executive of a reasonable opportunity to cure after written notice is provided by the Company) where the failure to so perform can reasonably be expected to adversely affect the Company in a manner that is not insignificant (provided, however, that failure by the Company to achieve any targeted or anticipated level of performance shall not, by itself, constitute failure by the Executive to perform his duties), (ii) the willful failure by the Executive to observe material Company policies and/or material policies of affiliates of the Company generally applicable to executives of the Company and/or its affiliates (after the provision to the Executive of a reasonable opportunity to cure after written notice is provided by the Company), (iii) gross negligence or willful misconduct by the Executive in the performance of his duties, (iv) the commission by the Executive of any intentional act of fraud, theft or financial dishonesty with respect to the Company or any of its affiliates, or any felony or criminal act involving moral turpitude, and (v) the material breach by the Executive of this Agreement, including but not limited to any material breach by the Executive of the provisions of Section 11 hereof (after the provision to the Executive of a reasonable opportunity to cure (if cure is possible) after written notice is provided by the Company). For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon direction given in a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.

6.4 By Executive for Good Reason. During the Period of Employment, the Executive’s employment hereunder may be terminated by the Executive for Good Reason upon thirty (30) days’ written notice. For purposes of this Agreement, “Good Reason” means, without the Executive’s written consent, (i) any material breach of this Agreement by the Company (after the provision to the Company of a reasonable opportunity to cure (if cure is possible) after written notice is provided by the Executive), (ii) the assignment to the Executive of duties that are inconsistent with those of the Chief Executive Officer of the Company or that materially impair his ability to perform his duties (after the provision to the Company of a reasonable opportunity to cure (if cure is possible) after written notice is provided by the Executive), or (iii) any relocation of the Executive’s office as assigned to him by the Company to a location more than fifty (50) miles from Kent, Washington.

6.5 Other than for Cause or Good Reason. The Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon thirty (30) days’ written notice to the Company or the Executive, as the case may be.

6.6 Notice of Termination. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 17.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.

6.7 Date of Termination. “Date of Termination” means the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

7. Obligations of the Company Upon Termination. The following provisions and the provisions of subsection 8.2 describe the entire obligations of the Company to the Executive upon termination of his employment under this Agreement.

7.1 Termination by Death, Disability, by the Company for Cause or by Resignation without Good Reason. In the event this Agreement terminates by reason of death or Disability, by reason of the termination of the Executive’s employment by the Company for Cause, or by reason of the resignation of the Executive other than for Good Reason, the Company shall pay to the Executive all Accrued Obligations (as defined below). “Accrued

Obligations” shall mean, as of the Date of Termination, the sum of (i) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the Executive as of the Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid.

7.2 Resignation with Good Reason or Termination without Cause not related to a Change in Control. If prior to, or more than one (1) year after, a Change in Control of the Company (as defined in Section 8.1) (i) the Company shall terminate the Executive’s employment other than for Cause (and other than due to the Executive’s death or Disability) or (ii) the Executive shall terminate his employment for Good Reason, the Executive shall receive, in addition to the Accrued Obligations, the following:

7.2.1 For a period of two (2) years following the Date of Termination, continuation of (a) the Executive’s then-current Base Salary, (b) the average of the two most recent annual bonuses received by the Executive, and (c) perquisite payments under Section 5.4, all paid in accordance with the Company’s executive payroll schedule; provided, however, that if such termination of employment occurs prior to April 30, 2003, the Executive shall be entitled to receive such payments through and until April 30, 2005;

7.2.2 Immediate vesting in (i.e., exercisability for) fifty percent (50%) of any options granted under subsection 4.3.1 but not yet vested as of the Date of Termination;

7.2.3 Continued exercisability, for a period equal to the lesser of two (2) years or the maximum period permitted under the Plan based upon the Executive’s circumstances, for all vested options, whether previously vested or vesting under subsection 7.2.2;

7.2.4 Delivery to the Executive of one (1) share of Company stock for each deferred restricted stock unit that has vested under subsection 4.3.2 or subsection 4.4.1 but for which stock has not yet been distributed to the Executive under subsection 4.3.2 or subsection 4.4.1;

7.2.5 Immediate vesting of fifty percent (50%) of any deferred restricted stock units described in subsection 4.3.2 that have not yet vested, and delivery of one (1) share of Company stock for each deferred stock unit subject to such accelerated vesting pursuant to this subsection 7.2.5;

7.2.6 Receipt of any other compensation and Benefits accrued or earned and vested (if applicable) by the Executive as of the Date of Termination (but not duplicative of the Accrued Obligations); and

7.2.7 For a period of two (2) years (or if such termination of employment occurs prior to April 30, 2003, for a period through and until April 30, 2005), the Company shall continue health, prescription drug, dental, disability and life insurance benefits to the Executive and/or the Executive’s eligible family members at least equal to those which would have been provided to them in accordance with Section 5.2 of this Agreement if the Executive’s employment had not been terminated (provided that any benefits provided under this subsection 7.2.7 are subject to immediate early termination if the Executive becomes eligible to receive similar types of benefits through subsequent employment).

7.2.8 Any other provision of this Section 7.2 notwithstanding, termination of the Executive’s employment due to involuntary retirement on or after the Executive reaches age seventy (70) will not be a termination of employment covered by this Section 7.2.

7.3 Exclusive Rights. It is understood that the Executive’s rights under this Section 7 or under Section 8 are in lieu of all other rights which the Executive may otherwise have had upon termination of employment under this Agreement.

8. Change in Control.

8.1 Definition. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

8.1.1 Any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

8.1.2 During any two (2) consecutive years (not including any period beginning prior to November 1, 2002), individuals who at the beginning of such two (2)-year period constitute the Board of Directors of the Company and any new directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this definition of Change in Control) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new directors being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; or

8.1.3 Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) (but not including a sale of either one of the two primary divisions of the Company that are operating on the Commencement Date), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company.

8.2 Termination of Employment without Cause or for Good Reason after a Change in Control. If in connection with, or within one (1) year after, a Change in Control, (i) the Company shall terminate the Executive’s employment other than for Cause (and other than due to the Executive’s death or Disability) or (ii) the Executive shall terminate his employment for Good Reason, the Executive shall receive, in addition to the Accrued Obligations, the following:

8.2.1 For a period of two (2) years following the Date of Termination, continuation of (a) the Executive’s then-current Base Salary, (b) his then-current Target Bonus, and (c) perquisite payments under Section 5.4, all paid in accordance with the Company’s executive payroll schedule; provided, however, that if such termination of employment occurs prior to July 31, 2003, the Executive shall be entitled to receive such payments through and until July 31, 2005;

8.2.2 Immediate vesting of (i.e., exercisability for) fifty percent (50%) of any options granted under subsection 4.3.1 but not yet vested as of the Date of Termination;

8.2.3 Continued exercisability, for a period of two (2) years, for all vested options, whether previously vested or vesting under subsection 8.2.2;

8.2.4 Delivery to the Executive of one (1) share of Company stock for each deferred restricted stock unit that has then vested under subsection 4.3.2 or subsection 4.4.1 but for which stock has not yet been distributed to the Executive under subsection 4.3.2 or subsection 4.4.1;

8.2.5 Immediate vesting of fifty percent (50%) of any deferred restricted stock units described in subsection 4.3.2 that have not yet vested, and delivery of one (1) share of Company stock for each deferred stock unit subject to such accelerated vesting pursuant to this subsection 8.2.5;

8.2.6 Immediate vesting of fifty percent (50%) of any options and deferred restricted stock units previously granted or to be granted under Section 4.4 but not vested as of the Date of Termination because the performance period(s) on the basis of which their vesting was to be determined had not substantially elapsed as of the Date of Termination; provided, however, that such accelerated vesting shall occur if and only if (i) the termination of employment is in connection with or within one (1) year after a Business Combination (as defined in subsection 8.1.3, above) and (ii) the consideration received per share by the Company’s stockholders in that Business Combination is at least equal to the product of: V x (1.20^E), where “V” equals the fair market value (as determined under the Plan) per share of the Company’s stock on the Commencement Date, and “E” equals the number of full and partial years the Executive was employed by the Company;

8.2.7 Receipt of any other compensation and Benefits accrued or earned and vested (if applicable) by the Executive as of the Date of Termination (but not duplicative of the Accrued Obligations); and

8.2.8 For a period of two (2) years (or if such termination of employment occurs prior to April 30, 2003, for a period through and until April 30, 2005), the Company shall continue health, prescription drug, dental, disability and life insurance benefits to the Executive and/or the Executive’s eligible family members at least equal to those which would have been provided to them in accordance with Section 5.2 of this Agreement if the Executive’s employment had not been terminated (provided that any benefits provided under this subsection 8.2.8 are subject to immediate early termination if the Executive becomes eligible to receive similar types of benefits through subsequent employment).

9. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Except as otherwise set forth herein with respect to health, prescription drug, dental, disability and life insurance benefits, any severance benefits payable to the Executive shall not be subject to reduction for any compensation received from other employment.

10. Indemnification. The Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. To the full extent permitted under the corporate governing documents of the Company, and subject to the terms of any policies and procedures applicable to all directors and senior officers of the Company, the Company shall advance to the Executive payment of reasonable costs of defending against any claims covered by the foregoing indemnification commitment. The Executive’s rights under this Section 10 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

11. Restrictive Covenants.

11.1 Confidential Information. The Executive agrees that, both during and after his employment by the Company, he will maintain in confidence, and not disclose to any person or entity or otherwise use, any Confidential Information, except in the good faith performance of his duties or as authorized by the Company. Further, the Executive agrees that he will not use any Confidential Information received by the Company from a third party in any manner inconsistent with any agreement between the Company and such third party of which he is made aware. The Executive acknowledges that all memoranda, notes, documents, drawings, specifications, software, media and other materials containing any Confidential Information are the exclusive property of the Company and, in the event of the termination of his employment, agrees to immediately deliver to the Company all such material in his possession or control. “Confidential Information” means any (i) information received by the Company from third parties which the Company is obligated to keep confidential and (ii) any confidential or proprietary information of the Company whether or not marked or otherwise designated as confidential including, but not limited to, information that is not generally known or readily ascertainable outside the Company regarding the Company’s finances, employees, plans, marketing, customers, vendors, products, technology, designs, techniques, research, development, testing, know-how and other activities.

11.2 Non-Competition; Non-Solicitation. The Executive acknowledges that the nature of his employment with the Company will give him access to trade secrets, confidential information of a technological nature, and specialized training and expertise in the specific businesses in which the Company competes. The Executive further acknowledges that he will have access to Confidential Information concerning customers of the Company and their specialized requirements, and concerning employees of the Company and their specialized abilities. The Executive acknowledges that the use of any of this information or expertise on behalf of a competitor of the Company and/or the solicitation of customers or employees of the Company would constitute unfair competition. Therefore, the Executive agrees that, during the Term, he will not:

11.2.1 Work directly or indirectly (as an employee, consultant, advisor, owner or otherwise) for any business or activity which competes anywhere in the Company’s worldwide marketplace with any product or service of the Company, including any product or service that the Company was actively researching, developing, manufacturing, marketing, distributing, or otherwise commercially exploiting or preparing to exploit as of the Date of Termination;

11.2.2 Encourage, solicit, or attempt to induce (or assist others to encourage, solicit, or attempt to induce) any customer of the Company to reduce, restrict, or terminate its business relationship with the Company or to shift its business from the Company to any other supplier of competing goods or services; or

11.2.3 Encourage, solicit, or attempt to induce (or assist others to encourage, solicit, or attempt to induce) any employee of the Company to terminate his/her employment relationship with the Company or to work elsewhere with the Executive or any other business, person or activity.

For purposes of this subsection 11.2, “Term” means the period of the Executive’s employment with the Company as well as a period of two (2) years after termination of such employment for any reason.

12. Remedy for Violation of Section 11; Severability.

12.1 Breach. The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of Section 11 of this Agreement and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such section and that the Company shall be entitled to specific performance of the terms of such section in addition to any other legal or equitable remedy it may have. In the event of a material breach of this Section 11 after the termination of the Executive’s employment, the Company shall be relieved of the obligation to continue to provide any compensation or benefits otherwise payable under Section 7.2 or Section 8.2, above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

12.2 Severability. The Executive acknowledges that he has carefully read all of the terms of Section 11 of this Agreement, that he has been advised by the Company to seek legal advice to assist him in this and agrees that all of such terms are necessary for the reasonable and proper protection of the Company’s business, that the Company has been induced to enter into its relationship with him and provide the consideration described herein upon his representations that he will abide by and be bound by each of such terms, and that each term is reasonable in its scope and duration. If for any reason any portion of Section 11 of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the parties agree that the remaining portions of Section 11 of this Agreement shall remain in full force and effect and that such court, upon the request of the Company, may construe and/or modify such invalid or unenforceable portion in a valid and enforceable manner that most closely reflects the effect and intent of the original language.

13. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding, at the time payments are actually made to the Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.

14. Arbitration. Except as set forth in Section 12, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement,

the breach of this Agreement, or otherwise, shall be settled by arbitration conducted under the rules of (but not necessarily administered by) the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over the parties and seek interim provisional, injunctive or other interim equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Seattle, Washington or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

15. Successors.

15.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.

15.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.3 As used in this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16. Representations.

16.1 The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

16.2 The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not, and the public announcement of this Agreement by the Company on or about November 22, 2002 will not, violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any person or entity that would interfere with this Agreement or his performance of services hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

17. Miscellaneous.

17.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of choice of law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

17.2 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by nationally recognized overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Stephen Light

President and Chief Executive Officer

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

with a copy to:

Henry J. Loos, Esq.

Quarles & Brady, LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

If to the Company:

Flow International Corporation

23500 64th Avenue South

Kent, Washington 98032

Attn: General Counsel

with a copy to:

William J. Bettman, Esq.

Vedder, Price, Kaufman & Kammholz

222 N. LaSalle Street

26th Floor

Chicago, Illinois 60601

or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notices and other communications shall be effective upon delivery, which may be established by a signed receipt or other customary evidence.

17.3 None of the provisions of this Agreement shall be deemed to impose a penalty.

17.4 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.5 Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

17.6 This Agreement supersedes any and all prior communications or understandings, written or oral, between the Company and the Executive and contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

17.7 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLOW INTERNATIONAL CORPORATION

By:

Its:

STEPHEN LIGHT

APPENDIX A

SCHEDULE FOR INITIAL DEFERRED RESTRICTED STOCK UNITS

	Vesting Date	Deferral Election Date	Distribution Date

1.	The first day of each of February - December, 2003	December 31, 2004	January 1, 2006

2.	The first day of each of January - December, 2004	December 31, 2005	January 1, 2007

3.	The first day of each of January - December, 2005	December 31, 2006	January 1, 2008

4.	The first day of each of January - December, 2006	December 31, 2007	January 1, 2009

5.	The first day of each of January - December, 2007	December 31, 2008	January 1, 2010